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                                                                    Exhibit 8(a)





                         [LETTERHEAD OF SKADDEN, ARPS]


                                        [________], 1996


Transcisco Industries, Inc.
601 California Street, Suite 1301
San Francisco, CA  94108


Ladies and Gentlemen:

                 We have been acting as counsel to Transcisco Industries, Inc. (the "Company") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of June 17, 1996 among the Company, Trinity Industries, Inc., and Trinity Y, Inc., a wholly-owned subsidiary of Trinity (the "Merger Agreement"). The delivery of an opinion at the Effective Time, in substantially the form hereof, is a condition to the obligations of the Company to consummate the Merger pursuant to Section 6.2(c) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

                 In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below as well as other statements, representations and assumptions. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants, statements and representations up to and including the Effective Time.

                 In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all
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documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed (i) that the contemplated transactions will be consummated at the Effective Time (A) in accordance with the terms of the Merger Agreement and that none of the terms and conditions contained therein has been waived or modified in any respect and
(B) as described in the Proxy Statement/Prospectus and (ii) that the Merger qualifies as a statutory merger under the laws of the State of Delaware. In addition, our opinion is expressly conditioned on, among other things, the assumption that at or prior to the Effective Time, we will be provided with officers' certificates executed by executives of the Company and Trinity Industries, Inc. in form and substance satisfactory to us and on which we may rely, as to certain facts relating to, and knowledge and intentions of, the Company, Trinity Industries, Inc., and Trinity Y, Inc., and certain facts relating to the Merger.

                 In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions.

                 Based solely upon the foregoing, we are of the opinion that, under current law:

         The Merger would qualify as a reorganization pursuant to Section 368(a) of the Code, and the Company, Trinity Industries, Inc., and Trinity Y, Inc. would each be a party to that reorganization within the meaning of Section 368(b) of the Code and the statements made under the captions "SUMMARY OF PROXY STATEMENT/PROSPECTUS-- The Proposed Merger--Certain Federal Income Tax Consequences of the Merger" and "THE PROPOSED MERGER--Certain Federal Income Tax
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Transcisco Industries, Inc.
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         Consequences of the Merger" in the Proxy Statement/Prospectus, to the
         extent that they constitute matters of law or legal conclusions, are correct in all material respects.

                 There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

                 Except as set forth above, we express no opinion to any party as to any consequences of the Merger or any transactions related thereto. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, excluding the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.



                                             Very truly yours,